Exhibit 99.04
Page 1
Southern Company
EPS Earnings Analysis

Description	Three Months Ended June 2022 vs. 2021	Year-To-Date June 2022 vs. 2021

Retail Sales	6¢	7¢

Retail Revenue Impacts	16	21

Weather	10	11

Wholesale & Other Operating Revenues	1	1

Non-Fuel O&M(*)	(5)	(14)

Depreciation and Amortization, Interest Expense, Other	(3)	(2)

Income Taxes	(4)	(4)

Total Traditional Electric Operating Companies	21¢	20¢

Southern Power	6	4

Southern Company Gas	—	5

Parent and Other	(4)	(5)

Increase in Shares	—	(1)

Total Change in EPS (Excluding Items)	23¢	23¢

Estimated Loss on Plants Under Construction[1]	28	31

Acquisition and Disposition Impacts	1	—

Wholesale Gas Services[2]	11	(1)

Asset Impairments[3]	6	6

Total Change in EPS (As Reported)	69¢	59¢
(*) Includes non-service cost-related benefits income
- See additional Notes on the following page.

Exhibit 99.04

Southern Company
EPS Earnings Analysis

Notes
(1)Earnings for the three and six months ended June 30, 2022 include a charge of $52 million pre tax ($39 million after tax), earnings for the three months ended June 30, 2021 include a charge of $460 million pre tax ($343 million after tax), and earnings for the six months ended June 30, 2021 include charges totaling $508 million pre tax ($379 million after tax) for estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Further charges may occur; however, the amount and timing of any such charges are uncertain. Earnings for the three and six months ended June 30, 2022 and 2021 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling $10 million to $20 million annually through 2025.
(2)Earnings for the three and six months ended June 30, 2021 include results of the Wholesale Gas Services business, which was sold on July 1, 2021. Presenting earnings and earnings per share excluding Wholesale Gas Services provided an additional measure of operating performance that excluded the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.
(3)Earnings for the three and six months ended June 30, 2021 include pre-tax impairment charges of $82 million ($58 million after tax) related to Southern Company Gas' investment in the PennEast Pipeline project and $7 million ($6 million after tax) related to a leveraged lease investment. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.